EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Cerence Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated November 19, 2020 relating to the consolidated and combined financial statements of Cerence Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2020.

/s/ BDO USA, LLP
Boston, Massachusetts

March 17, 2021